As filed with the Securities and Exchange Commission on December 1, 2021

Registration No. 333-186879

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ePlus inc.

(Exact name of Registrant as specified in its charter)

Delaware	54-1817218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive
Herndon, Virginia	20171-3413
(Address of Principal Executive Offices)	(Zip Code)

2012 EMPLOYEE LONG-TERM INCENTIVE PLAN,
(Full title of the Plan)

Mark P. Marron
President and Chief Executive Officer
ePlus, inc.
13595 Dulles Technology Drive
Herndon, Virginia 20171-3413
(703) 984-8400

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Lloyd H. Spencer, Esq.
Nixon Peabody LLP
799 9th Street NW, Suite 500
Washington, D.C. 20001
(202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-186879) filed on February 26, 2013, is filed to deregister certain securities remaining available for issuance under such Registration Statement as described below.  On February 26, 2013, ePlus inc. (the “Registrant”) filed the Registration Statement to register an aggregate of 1,500,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), which were issuable under the Registrant’s 2012 Employee Long-Term Incentive Plan (the “2012 Plan”).  Share numbers have been revised to reflect the two-for-one stock split that was effected March 31, 2017.

The Registrant has determined that there are no outstanding awards, and no future awards will be granted, under the 2012 Plan.  As of December 1, 2021, there were 442,910 such shares of Common Stock (collectively, the “Remaining Shares”) available under the 2012 Plan.

This Post-Effective Amendment No. 1 is being filed to deregister the Remaining Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, State of Virginia, on the 24th  day of November, 2021.

EPLUS INC.

By:	/s/ Mark Marron
Mark P. Marron
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Mark P. Marron and Elaine D. Marion and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark Marron	President and CEO	November 24, 2021
Mark P. Marron	(Principal Executive Officer)

/s/ Elaine Marion	Chief Financial Officer	November 24, 2021
Elaine D. Marion	(Principal Financial
and Accounting Officer)

/s/ C. Thomas Faulders	Chairman	November 24, 2021
C. Thomas Faulders III

/s/ Bruce M. Bowen	Director	November 25, 2021
Bruce M. Bowen

/s/ Ben Xiang	Director	November 24, 2021
Ben Xiang

/s/ Ira A. Hunt	Director	November 24, 2021
Ira A. Hunt

/s/ Eric Hovde	Director	November 24, 2021
Eric D. Hovde

/s/ John Callies	Director	November 24, 2021
John E. Callies

/s/ Maureen Morrison	Director	November 24, 2021
Maureen F. Morrison